UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2021

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices)                                        (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	BNFT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On July 28, 2021, the Board of Directors (the “Board”) of Benefitfocus, Inc. (the “Company”) expanded the Board by one seat and appointed John J. Park as a Class II director, effective August 3, 2021. Mr. Park will hold office until the Company’s 2022 annual meeting of stockholders or until his successor is duly elected and qualified.

While the Board’s Nominating and Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills, independence, and diversity. After conducting a broad and thorough process, the Nominating and Governance Committee recommended Mr. Park for appointment to the Board.

The Board has determined that Mr. Park is an independent director under the relevant SEC and Nasdaq rules. Accordingly, following Mr. Park’s appointment, the Board remains majority independent. Effective as of August 3, 2021, Mr. Park also will join the Board’s Audit Committee, which will then be comprised of Francis J. Pelzer V (Chair), Mr. Park and Coretha M. Rushing, and the Board’s Compensation and Talent Committee, which will then be comprised of Messrs. Park (Chair), Pelzer and Ms. Rushing. Effective as of August 3, 2021, the Board’s Nominating and Governance Committee will comprise Douglas A. Dennerline (Chair), Mr. Pelzer and Zeynep Young.

On July 29, 2021, Mr. Park entered into an Independent Director Compensation Agreement in substantially the form filed by the Company with the SEC as Exhibit 10.21 to its Form 8-K on June 23, 2014. Mr. Park will be compensated in accordance with the Company’s compensation program for independent directors set forth in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on May 17, 2021, including an initial grant of $200,000 worth of restricted stock units under the Company’s Second Amended and Restated 2012 Stock Plan, as amended.

Mr. Park, age 59, has served as an operations advisor for Advent International, a leading global private equity investor, since April 2020. From August 2016 to August 2018, he was executive vice president, operations and chief financial officer for The Warranty Group, a provider of global specialty insurance services backed by TPG Capital and sold to Assurant, Inc. Prior to that, from June 2015 to July 2016, he was chief financial officer at Hotel Investors Trust, a hospitality REIT backed by Starwood Capital Group. Earlier in his career, Mr. Park was chief financial officer of public company Hewitt Associates, Inc. (later sold to Aon plc), a leader in health, retirement and human capital consulting and outsourcing services. Prior to Hewitt Associates, Inc., he was founding chief financial officer of Orbitz, Inc., a global travel portfolio. From August 2004 to September 2010, Mr. Park served on the board of directors of then-public company APAC Customer Services, Inc., an outsource provider for premium customer service solutions, where he played an active role in the company’s strategic transformation. He also served on the board of Aperture Holdings/OptionsHouse LLC, a retail online options brokerage business backed by General Atlantic Partners, from August 2015 to September 2016, where he joined as its first independent director and chaired its audit committee. Mr. Park holds a B.A. in Economics from Oberlin College and an M.B.A. from the University of Michigan.

There have been no transactions in which the Company has participated and in which Mr. Park had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release regarding the appointment of Mr. Park to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 29, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: July 30, 2021	/s/ Alpana Wegner
Alpana Wegner
Chief Financial Officer